Exhibit 99.1

B&G Foods Elects Charles F. Marcy and Cheryl M. Palmer to the Board

— Highly Qualified Independent Directors Add Significant
Food Industry and Executive Leadership Experience —

Parsippany, N.J., October 13, 2010 — B&G Foods, Inc. (NYSE: BGS), announced today that its Board of Directors has elected Charles F. Marcy and Cheryl M. Palmer to serve as directors until the 2011 annual meeting of stockholders.  The appointments, which are effective immediately, fill a vacancy on the board created by the previously announced resignation of James R. Chambers, and also increase the size of B&G Foods’ Board to eight members, including six independent directors.

Dennis M. Mullen, Chairman of the Board’s Nominating and Governance Committee, said “The Board is very pleased to have these two talented and proven leaders join us.  We are confident that Chuck Marcy and Cheryl Palmer will complement the existing strengths of our Board and provide additional food industry and executive leadership experience that will greatly benefit B&G Foods and all of our stockholders.”

David L. Wenner, President, Chief Executive Officer and a Director of B&G Foods, stated “We are excited to add Chuck and Cheryl to our Board and look forward to adding their insight to our boardroom deliberations.  Chuck has a track record of growing businesses both organically and through acquisitions, particularly with the nutritional, “better-for-you” products today’s consumer demands.  And Cheryl will bring to our boardroom not only her strong consumer marketing background but also her understanding of the food industry from the retailer’s point of view.”

Stephen C. Sherrill, Chairman of the Board of Directors, added “On behalf of the entire Board of Directors and the employees of B&G Foods, I would like to thank Jim Chambers for his sound advice and counsel over the past nine years.  Those years were a period of significant growth and change for our company, and Jim helped guide management’s successful strategy of blending acquisition and organic growth to create a strong company with industry-leading metrics.  We wish Jim the best of luck at Kraft Foods.”

Charles “Chuck” F. Marcy served as President and Chief Executive Officer and a member of the Board of Directors of Healthy Food Holdings (HFH), a holding company for branded “better-for-you” foods from 2005 through April 2010.  Under Mr. Marcy’s guidance, HFH’s portfolio included Breyers Yogurt, YoCrunch Yogurt and Van’s International Foods.  Previously, Mr. Marcy served as President, Chief Executive Officer and a Director of Horizon Organic Holdings, then a publicly traded company with a leading market position in the organic food business in the United States and the United Kingdom, from 1999 to 2005.  Mr. Marcy also previously served as President and Chief Executive officer of the Sealright Corporation, a manufacturer of dairy packaging and packaging systems, from 1995 to 1998.  From 1993 to 1995, Mr. Marcy was President of the Golden Grain Company, a subsidiary of Quaker Oats Company and maker of the Near East brand of all-natural grain-based food products.  From 1991 to 1993, Mr. Marcy was President of National Dairy Products Corp., the dairy division of Kraft General Foods. From 1974 to 1991, Mr. Marcy held various senior marketing and strategic planning roles with Sara Lee Corporation and General Foods.

Cheryl M. Palmer has served as Corporate Vice President, Revenue & Product Development (Chief Revenue Officer) of Club Quarters, LLC, which operates full service hotels for member organizations in prime, downtown locations, since 2007.  Previously Ms. Palmer was Vice President, Northeast Zone, for The Gap, from 2005 to 2006.  Prior to that Ms. Palmer served in executive leadership positions at The Great Atlantic & Pacific Tea Company (A&P), including as President of the Food Emporium, a specialty food retail division, from 2000 to 2005, and as Senior Vice President, Strategic Marketing of A&P from 1999 to 2000.  Prior to joining A&P, Ms. Palmer served as Group Vice President and General Manager Portfolio Leadership for Allied Domecq Spirits & Wines from 1997 to 1999.  From 1985 to 1996, Ms. Palmer held various senior marketing and management positions at the Mott’s North America and Schweppes USA divisions of at Cadbury Beverages, Inc.

Mr. Chamber’s resignation, which was effective on June 30, 2010, was in connection with his having accepted a position as President, Snacks & Confectionery, Kraft Foods North America following Kraft Foods’ recent acquisition of Cadbury plc.  Prior to joining Kraft Foods, Mr. Chambers held senior management positions with Cadbury since 2005, most recently as President/CEO, North America and prior to that as President, Americas Confectionary.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  These forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained in this press release are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

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